Exhibit 15.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue
Beijing 100738, P. R. China
Tel: +86 10 8525 5500  Fax: +86 10 8525 5511 / 8525 5522
Beijing · Shanghai · Shenzhen · Hong Kong
www.hankunlaw.com

Date: April 29, 2020

58.com Inc.

Building 105, 10 Jiuxianqiao North Road Jia|
Chaoyang District
Beijing 100015
People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the captions, “Risk Factors” in Item 3 and “Organizational Structure” in Item 4, included in the annual report of 58.com Inc. on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission in the month of April 2020, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Registration Statements on Form S-8 (File No. 333-194873, File No. 333-205011 and File No. 333-229098) of 58.com Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours Sincerely,

/s/ Han Kun Law Offices
Han Kun Law Offices